CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION

                                          OF

                            COMTEX SCIENTIFIC CORPORATION

                  Under Section 805 of the Business Corporation Law

                                   _______________


               It is hereby certified that:

               FIRST:   The name  of the  corporation is  Comtex Scientific
          Corporation. The name under which the corporation was formed was Academic Micropublishing Co., Inc.

               SECOND: The certificate of incorporation of the corporation was filed by the Department of State on August 8, 1980.

               THIRD: The amendments of the certificate of incorporation effected by this certificate are as follows:

                    to increase the number of shares which the corporation shall have authority to issue by authorizing 8,000,000 additional shares of the par value of $0.01 per share and of the same class as the presently authorized shares; and

                    to eliminate the personal liability of directors of the corporation under certain circumstances.

               FOURTH:  To accomplish the foregoing amendments:

               Article 3 of the certificate of incorporation, relating to authorized stock, is hereby amended to read as follows:

                    3.   Shares

                         The total  number of shares which  the Corporation
                    shall have the authority to issue is 18,000,000 shares of common stock with a par value of $0.01 per share.

               The following new Article, relating to the liability of directors, is added to the certificate of incorporation:

                    6.   Liability of Directors

                         The  liability of  the Corporation's  directors to
                    the Corporation or its stockholders for any breach of duty in such capacity shall be eliminated to the
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                    fullest  extent permitted  by the  Business Corporation
                    Law of the State of New York, as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

               FIFTH: The foregoing amendments of the certificate of incorporation of the corporation were authorized by vote at a meeting of the Board of Directors of the corporation, followed by the vote of the holders of a majority of all of the outstanding shares of the corporation entitled to vote on such amendments of the certificate of incorporation.



               IN WITNESS WHEREOF, we have executed and signed this document on the date set forth opposite each of our names below and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by us and are true and correct.




          5/1/96                             /S/ C.W. Gilluly
          Date                               C.W. Gilluly, Ed.D.
                                             Chairman of the Board



          5/1/96                             /S/ Thomas Wollman
          Date                               Thomas Wollman
                                             Secretary